Exhibit 4.5
MASTER PROMISSORY NOTE
(FEDERAL FUNDS RATE)

$25,000,000	October 17, 2005
          FOR VALUE RECEIVED, SYMETRA LIFE INSURANCE COMPANY (the “Borrower”), hereby promises to pay to the order of THE BANK OF NEW YORK (the “Bank”) at its One Wall Street, New York, New York office, the principal sum of Twenty Five Million Dollars ($25,000,000) or the aggregate unpaid principal amount of all advances made by the Bank to the Borrower (which aggregate unpaid principal amount shall be equal to the amount duly indorsed and set forth opposite the date last appearing on the schedule attached to this note), whichever is less. Advances evidenced by this note shall be payable ON DEMAND.
          The Borrower agrees to pay interest on the unpaid principal balance of each advance evidenced hereby from the date such advance is made at a rate per annum equal to the Federal Funds Rate plus 0.2%, but not to exceed the maximum rate permitted by law. If any payment which is to be made hereunder is not paid when due, the Borrower agrees to pay interest on such payment, payable on demand, at a rate per annum equal to the rate specified in the preceding sentence plus 2%, but not to exceed the maximum rate permitted by law, interest shall be computed on the basis of a 360 day year for the actual number of days elapsed and shall be payable on the last day of each month and at maturity of each advance evidenced by this note (whether by acceleration or otherwise).
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) equal to the rate at which the Bank is offered overnight Federal funds by a Federal funds broker selected by the Bank on such day (or if such day is not a business day, the Federal Funds Rate for such day shall be such rate at which the Bank is offered overnight Federal funds by such Federal funds broker, on the next preceding business day).
          If any payment of principal of or interest on the advances evidenced by this note becomes due and payable on a Saturday, Sunday or other day on which the Bank is permitted or required by law to be closed, then such payment shall be extended to the next succeeding business day, and interest shall be payable at the rate set forth above during such extension.
          Advances evidenced by this note may be prepaid at any time without penalty, but with interest on the amount being prepaid through the date of prepayment.
          If the Bank shall make a new advance on a day on which the Borrower is to repay an advance hereunder, the Bank shall apply the proceeds of the new advance to make such repayment and only the amount by which the amount being advanced exceeds fee amount being repaid shall be made available to the Borrower in accordance with the terms of this note.
          The Borrower authorizes the Bank to accept oral (including telephonic) and written (including facsimile) instructions from the Borrower or an authorized representative of the Borrower to make an advance hereunder or receive any payment hereof and to indorse on the schedule attached hereto the amount of all advances hereunder and all principal payments hereof received by the Bank. The Borrower agrees that the Bank may rely on instructions believed by the Bank to be genuine and given by the Borrower or an authorized representative of the Borrower.
          At the Borrower’s option, the Bank shall credit a deposit account maintained by the Borrower in the name of the Borrower at the Bank in the amount of an advance hereunder or transfer the proceeds of an advance hereunder to a bank designated by the Borrower for credit to an account designated by the Borrower maintained at such bank. The Borrower agrees that the crediting of the amount of an advance to the Borrower’s deposit account maintained at the Bank or the origination of a payment order for a funds transfer of the proceeds of an advance in accordance with the instructions of the Borrower shall constitute conclusive evidence that such advance was made, and neither the failure of the Bank to indorse on the schedule attached hereto the amount of such advance, nor the failure of the bank designated by the Borrower to credit the proceeds of the advance to the designated account maintained at such bank, shall affect the Borrower’s obligations hereunder.
          The Borrower acknowledges that the advances evidenced hereby are payable on demand and payment thereof may be demanded by the Bank at any time for any reason in the sole and absolute discretion of the Bank.
          All advances evidenced hereby together with all accrued interest thereon shall become immediately and automatically due and payable, without demand, presentment, protest or notice of any kind, upon the commencement by or against the Borrower, any guarantor of this note or any hypothecator of collateral securing this note of a case or proceeding under any bankruptcy, insolvency or other law relating to the relief of debtors, the readjustment, composition or extension of indebtedness or reorganization or liquidation.
          The Borrower waives presentment, demand, protest and notice of protest, non-payment or dishonor of this note.
          The Borrower agrees to pay all out of pocket costs and expenses incurred by the Bank incidental to or in any way relating to the Bank’s enforcement of the obligations of the Borrower hereunder or the protection of the Bank’s rights in connection herewith, including, but not limited to, reasonable attorneys’ fees and expenses, whether or not litigation is commenced.
          All obligations of the Borrower to the Bank under this note are secured pursuant to the terms of a security agreement executed by the Borrower in favor of the Bank dated of even date herewith as such agreement may be amended or modified from time to time, and the Bank shall be entitled to all the benefits thereof.
          Promptly upon the Bank’s request, the Borrower agrees to furnish to the Bank such information (including, without limitation, financial statements and tax returns of the Borrower, a statement of assets and liabilities of the Borrower as of the end of the each quarter of the Borrower’s fiscal years, a statement as to the investment portfolio of the Series as of the end of each quarter of the Borrower’s fiscal years, proxy materials, and such other information as the Bank shall reasonably request from time to time) and to permit toe Bank to inspect the books and records of the Borrower, as the Bank shall reasonably request from time.
          The Borrower waives any right to claim or interpose any counterclaim or set-off of any kind in any litigation relating to this note or the transactions contemplated hereby.
          This note may not be amended, and compliance with its terms may not be waived, orally or by course of dealing, but only by a writing signed by an authorized officer of the Bank.
          This note may be assigned or indorsed by the Bank and its benefits shall inure to the successors, indorsees and assigns of the Bank.

          No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, remedy or power hereunder preclude any other or future exercise thereof or the exercise of any other right, remedy or power.
          Each and every right, remedy and power hereby granted to the Bank or allowed it by law or other agreement shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Bank at any time and from time to time.
          Every provision of this note is intended to be severable; if any term or provision of this note shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
          All obligations of the Borrower under this note are secured pursuant to the terms of a security agreement executed by the Borrower in favor of the Bank dated of even date herewith and the Bank is entitled to all of the benefits thereof.
          The Borrower represents and warrants that the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; that the execution, delivery and performance of this note are within the Borrower’s corporate powers and have been duly authorized by all necessary action of its board of directors and shareholders; and that each person executing this note has the authority to execute and deliver this note on behalf of the Borrower.
          THE PROVISIONS OF THIS NOTE SHALL BE CONSTRUED AND INTERPRETED, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. THE BORROWER SUBMITS TO THE JURISDICTION OF STATE AND FEDERAL COURTS LOCATED IN THE CITY AND STATE OF NEW YORK IN PERSONAM AND AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS NOTE SHALL BE LITIGATED ONLY IN SAID COURTS OR COURTS LOCATED ELSEWHERE AS SELECTED BY THE BANK AND THAT SUCH COURTS ARE CONVENIENT FORUMS. THE BORROWER WAIVES PERSONAL SERVICE UPON IT AND CONSENTS TO SERVICE OF PROCESS BY MAILING A COPY THEREOF TO IT BY REGISTERED OR CERTIFIED MAIL.

          THE BORROWER AND THE BANK WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SYMETRA LIFE INSURANCE COMPANY

By:	/s/ Oscar C. Tengtio	By:	/s/ Daniel B. Schaaf

Name: Oscar C. Tengtio		Name: Daniel B. Schaaf
Title: Executive Vice President & CFO		Title: Assistant Secretary

ADDRESS OF BORROWER

777 108th AVE. NE
Bellevue, WA 98004